                                                        EXHIBIT 10.2

Agreement between the Registrant and Rorer Group, Inc. (now know as Rhone-Poulenc Rorer, Inc.) dated April 27, 1989 (with certain provisions omitted pursuant to Rule 24b-2), as amended on June 22, 1990 (with certain provisions omitted pursuant to Rule 24b-2).

                              A G R E E M E N T

                                   Between


                              RORER GROUP INC.


                                     And


                         NOVEN PHARMACEUTICALS, INC.

* CERTAIN PORTIONS HEREOF HAVE BEEN OMITTED PURSUANT TO RULE 24b-2 AND FILED SEPARATELY WITH THE COMMISSION.

                              TABLE OF CONTENTS


Article  Section                                               Page

         RECITALS.............................................    1

    I    DEFINITIONS..........................................    2

         1.1   Affiliates.....................................    2
         1.2   Control........................................    2
         1.3   Costs..........................................    3
         1.4   Clinical and Product Development Program.......    3
         1.5   Estrogen Transdermal Drug Delivery System......    3
         1.6   Noven's Technology.............................    4
         1.7   Noven's Patent Rights..........................    4
         1.8   Licensed Product...............................    5
         1.9   Net Sales......................................    5
         1.10  Standard Packaging.............................    5
         1.11  Sublicensee....................................    6
         1.12  The Territory..................................    6

   II    OBLIGATIONS OF NOVEN.................................    6

         2.1   Level of Effort................................    6
         2.2   Assignment of Invention Rights.................    6
         2.3   Progress Reports...............................    7
         2.4   Improvements...................................    7
         2.5   Program Updates................................    8
         2.6   Term of Clinical and Product Development
               Program........................................    8
         2.7   Supply and Use of Information..................    8

  III    OBLIGATIONS OF RORER.................................    9

         3.1   Clinical Testing...............................    9
         3.2   Skin Testing...................................   10
         3.3   Governmental Approvals.........................   10
         3.4   Supply of Information..........................   10
         3.5   Best Efforts...................................   11
         3.6   Time for Reimbursement.........................   11
         3.7   Estimate of Costs..............................   11

                         TABLE OF CONTENTS (Cont'd.)


Article  Section                                               Page

   IV    GRANT................................................   12

         4.1   License........................................   12
         4.2   Sublicense.....................................   13

    V    PAYMENTS.............................................   13

         5.1   Initial Payments...............................   13
         5.2   Fee............................................   14
         5.3   Minimum Fee....................................   17
         5.4   Payments.......................................   18
         5.5   Currency.......................................   18
         5.6   Records........................................   18
         5.7   One Royalty....................................   19
         5.8   Compulsory License.............................   19

   VI    SUPPLY...............................................   19

         6.1   Agreement to Supply............................   19

  VII    PATENTS..............................................   20

         7.1   Noven Inventions...............................   20
         7.2   Joint Inventions...............................   20

 VIII    CONFIDENTIALITY OBLIGATIONS..........................   21

         8.1   Confidentiality................................   21

   IX    TERM AND TERMINATION.................................   22

         9.1   Term...........................................   22
         9.2   Termination....................................   22

    X    NOVEN WARRANTIES.....................................   24

         10.1  Ownership......................................   24
         10.2  Right to Enter Agreement.......................   24
         10.3  Product Warranty...............................   24
         10.4  Foreign Product Warranty.......................   24
         10.5  Patent Infringement Warranty...................   25
         10.6  Limitation On Damages..........................   25

Article  Section                                               Page

   XI    ARBITRATION..........................................   25

         11.1  Arbitration....................................   25
         11.2  Notification of Breach.........................   25

  XII    MISCELLANEOUS........................................   26

         12.1  Relationship of Parties........................   26
         12.2  Inspection of Facilities.......................   26
         12.3  Entire Agreement...............................   26
         12.4  Force Majeure..................................   27
         12.5  Severability...................................   27
         12.6  Assignment.....................................   28
         12.7  Governing Law..................................   28
         12.8  Notices........................................   28
         12.9  Counterparts...................................   29




EXHIBIT A - CLINICAL AND PRODUCT DEVELOPMENT PROGRAM PROTOCOL

EXHIBIT B - NOVEN'S PATENT RIGHTS

EXHIBIT C - TRANSDERMAL ESTROGEN SKIN PATCH PRODUCT
            SPECIFICATIONS

EXHIBIT D - SUPPLY AGREEMENT

                              LICENSE AGREEMENT

        AGREEMENT ("License Agreement") made as of the 27th day of April, 1989, by and between RORER GROUP Inc., a Pennsylvania corporation having a place of business at 500 Virginia Drive, Fort Washington, Pennsylvania 19034 (herinafter "Rorer"), and NOVEN PHARMACEUTICALS, INC., a Delaware corporation having a place of business at 13300 S.W. 128th Street, Miami, Florida 33186 (hereinafter "Noven").

                                  WITNESSETH
        WHEREAS, Noven represents and warrants that it has developed certain information relating to and is the owner of the entire right, title and interest in and to certain patent applications having claims covering a Transdermal Estrogen Drug Delivery System (hereinafter defined as "Licensed Product"); and
        WHEREAS, Noven has available as employees and independent contractors a group of scientists with the expertise and desire to implement the program described in Exhibit A (hereinafter defined as the "Clinical and Product Development Program"), said Exhibit A being a part of this License Agreement; and
        WHEREAS, Rorer is willing to fund said Clinical and Product Development Program with the understanding that the benefits of all such programs shall be available to Rorer and its Affiliates (as hereinafter defined) for further evaluation, and for commercial exploitation solely pursuant to its sale of a Transdermal Estrogen Drug Delivery System throughout the Territory (as hereinafter defined).

        NOW THEREFORE, it is mutually agreed between the parties hereto as follows:

                           ARTICLE I - DEFINITIONS

        1.1 Affiliates. The term "Affiliate" or "Affiliates" means any entity that is Controlled directly or indirectly by the party referred to, or any entity that directly or indirectly Controls the party referred to, or any entity that is directly or indirectly Controlled by an entity which also directly or indirectly controls the party referred to, so that the term shall include any parent of the entity referred to or a directly or indirectly held subsidiary of the parent or of the entity referred to, and entities in common control with the entity referred to.
        1.2 Control. The term "Control," "Controls" or "Controlled" means the ownership, directly or indirectly, of at least fifty percent (50%) of the voting rights attached to issued voting shares or the power to control decisions made by any person or entity other than entities having shares. In addition if any company or its Affiliate, which is one of the fifty largest in terms of pharmaceutical sales, in the United States acquires sufficient shares of Noven to exert de facto control, then such shall be considered control hereunder.

        l.3 Costs. The term "Costs" shall mean the fully allocated costs of the party referred to including but not limited to the fully allocated cost of goods and services and the manufacturing overhead related thereto and, only in the case of the Clinical and Product Development Program, an allocation of all administrative and general expenses of the entity referred to, in the same proportion that the man hours devoted to the provision of the goods and services bears to the total of man hours consumed by the entity referred to. Cost shall be determined by generally accepted accounting principles, applied on a consistent basis, as determined by the independent certified public accountant retained by the entity whose costs are being accounted for.
        1.4 Clinical and Product Development Proqram. The term "Clinical and Product Development Program" shall mean research conducted as a part of Noven's pre-clinical and clinical activities, the Cost of which is to be wholly paid for by Rorer, and which is required or reasonably necessary to obtain governmental health approvals for Licensed Product during the term of this License Agreement including the program substantially as set forth in Exhibit A.
        l.5 Estrogen Transdermal Drug Delivery System. The term "Estrogen Transdermal Drug Delivery System" means an estrogen in a adapted for transdermal delivery by application to the epidermis.
     1.6 Noven's Technology. The term "Noven Technology" shall mean any and all data, information, technology, know-how, process, technique, method, skill, proprietary information, trade secret, development, discovery, and inventions, owned or controlled by Noven and specifically related to an Estrogen Transdermal Drug Delivery System now existing or developed in the future under and during the course of the Clinical and Product Development Program. Noven Technology shall not include information related to the manufacture of Licensed Product and specifications and procedures related thereo, except to the extent required for health registration of Licensed Product and except to the extent of any license to manufacture granted under this License Agreement.
     1.7 Noven's Patent Riqhts. The term "Noven Patent Rights" shall mean any and all patents and patent applications the claims of which cover the Licensed Product including reissues, extensions and patents of addition, which are owned by Noven or to which Noven has any right to control or to license third parties (whether in whole or in part) at any time during the term of this License Agreement. Patents on inventions made after December 31, 1994 shall be included only to the extent based on inventions which are conceived or reduced to practice by either party hereto during and under the

Clinical and Product Development Program, The presently existing rights are set forth in Exhibit B, said Exhibit B being a part of this License Agreement.
     1.8 Licensed Product. The term "Licensed Product" shall mean any Estrogen Transdermal Drug Delivery System embodying any part of Noven's Technology or covered in whole or in part by any of Noven's Patent Rights or which meet the product specifications set forth in Exhibit C, said Exhibit C being part of this License Agreement.
     1.9 Net Sales. The term "Net Sales" shall mean the gross amount invoiced by Rorer, its Affiliates and Sublicensees on all sales of Licensed Products less
(a) discounts actually allowed, (b) credits actually allowed for claims, allowances, retroactive price reductions or returned goods, (c) prepaid freight, and (d) sales taxes, duties and other governmental charges actually paid in connection with the sale, to the extent not reimbursed, (but excluding what is commonly known as income taxes).
     1.10 Standard Packaging. The term "Standard Packaging" shall mean an Estrogen Transdermal Drug Delivery System Licensed Product meeting the specifications set forth in Exhibit C packaged in individual pouches and in individual foldings cartons consisting of eight (8) pouch units per carton and containing any labels and labelling required therefor by the United States Food and Drug Administration and provided in packages of twenty four (24) individual folding cartons per shipping container, and produced at a Noven facility in the United States, the grade and quality of the labels, labelling and packaging materials being as specified in the Abbreviated New Drug Application therefor.
     1.11 Sublicensee. The term "Sublicensee" and "Sublicensees" shall mean any entity to whom Rorer shall grant any right or license to use Noven's Technology or to make, use or sell under all or any part of Noven's Patent Rights or to make, use or sell any product which meets the specifications set forth in Exhibit C.
     1.12 The Territory. The term "Territory" shall mean all countries and territories worldwide except Japan.

                      ARTICLE II - OBLIGATIONS OF NOVEN

     2.1 Level of Effort. The officers and employees of Noven shall devote a sufficient amount of their time and efforts to the Clinical and Product Development Program and employ a sufficient number of technically qualified officers and employees to complete the Clinical and Product Development Program within the terms set forth in this Article II.
     2.2 Assignment of Invention Riqhts. Immediately upon execution of this Agreement, Noven shall promptly undertake the implementation of the Clinical and Product Development Program, devoting to the Clinical and Product Development Program the services of its officers and employees. It is understood and agreed that all employees and, to the extent reasonably practicable, agents and consultants of Noven employed in or for the Clinical and Product Development Program shall execute written agreements acceptable to both Noven and Rorer requiring assignment to Noven of any developments, discoveries, improvements and/or inventions in Licensed Product made by such employees, agents and consultants under and during the course of the Clinical and Product Development Program.
     2.3 Progress Reports. Noven shall from time to time, but not less frequently than once each month, inform Rorer in writing of the progress of the Clinical and Product Development Program and the commencement of any project within the Clinical and Product Development Program.
     2.4 Improvements. During the term of this License Agreement and any extension thereof, Noven shall promptly disclose to Rorer in writing, to the extent legally permitted and in reasonable detail, any developments, discoveries, improvements or inventions in an Estrogen Transdermal Drug Delivery System relating to Licensed Product owned or controlled by Noven, its employees or agents or consultants who have the duty to assign such applications to the extent such are made prior to December 31, 1994 or at any time during the Clinical and Product Development Program. Such shall be automatically deemed Noven's Patent Rights unless Rorer notifies Noven in writing to the contrary, within sixty (60) days of receipt of the initial information concerning the same. No such future developments, discoveries, improvements or inventions shall be automatically included within the scope of Noven's Patent Rights unless funded under the Clinical and Product Development Program.
     2.5 Program Updates. On a date which shall be approximately three (3) months after the commencement of the Clinical and Product Development Program, and at three-month intervals thereafter, representatives of Noven and of Rorer shall meet to review the progress and status of the Clinical and Product Development Program then underway. At such meetings, Rorer shall have the right to assign or reassign priorities to the various projects comprising the Clinical and Product Development Program and to suggest procedures for their implementation, except for projects for use in obtaining regulatory approval to market Licensed Product in the United States and Canada. However, Rorer's input shall be reasonably considered.
     2.6 Term of Clinical and Product Development Program. Noven will use its best efforts to complete its work pursuant to the Clinical and Product Development Program needed to file an Abbreviated New Drug Application for Licensed Product in the United States, on or about December 31, 1989.
     2.7 Supply and Use of Information. Noven shall promptly provide to Rorer, for Rorer's exclusive use, all

Noven's Technology relating to Licensed Product, subject only to the concurrent right of Noven and Noven's Affiliates to use the same in the United States and Canada. The parties shall, as promptly as possible, provide to each other with any information that comes to the knowledge of a responsible officer of any party relating to any adverse reaction occasioned during research on or use of a Licensed Product. In countries where Rorer needs manufacturing information to obtain a product license, Noven shall supply the necessary information solely for use in obtaining such license and subject to the confidentiality obligations of Article VIII.


                    ARTICLE III - DEVELOPMENT OBLIGATIONS

     3.1 Clinical Testing. All pre-clinical, clinical and post-clinical testing and stability testing including but not limited to the Clinical Product Development Program required for government health care approvals in the Territory of a Licensed Product developed by Noven shall be conducted by Noven and Rorer, at Rorer's sole expense, it being understood that Noven shall perform the clinical testing for the United States and Canada at Rorer's sole expense. However, before clinical testing of a product is commenced, Noven shall complete all of Rorer's pre-clinical testing requirements set forth in Exhibit A for the Licensed Product except for the U.S. and Canada.

     3.2 Skin Testing. At the earliest possible date, but no later than December 31, 1989, Rorer may require adhesion and skin irritation studies.
     3.3 Governmental Approvals. Rorer shall file requests with the appropriate government agencies within the Territory for approval of Licensed Product, except as to the United States of America and Canada. The decision regarding the timing of said filings shall be in Rorer's sole discretion, except for the United States and Canada. Rorer shall have full and complete ownership of all governmental approvals, except for the United States and Canada, relating to Licensed Products. The parties shall provide each other with full copies of and a right of reference to any application for registrations and any registration in the United States and Canada.
     3.4 Supply of Information. Rorer shall promptly and on a continuing basis provide Noven, for use by Noven, with all information regarding Rorer's technology related to Licensed Product, on a royalty-free basis.

     3.5 Best Efforts. Rorer shall use its best efforts to file and obtain approval of appropriate governmental agencies for the sale of Licensed Product in
     Rorer shall use its best efforts to sell Licensed Product in Rorer shall use efforts to file and obtain approval of appropriate governmental agencies, and sell Licensed Product as it would for its own products.
     3.6 Time for Reimbursement. Payment shall be made for Noven's Costs pursuant to this Article III by Rorer in Miami, Florida within thirty (30) days of receipt of a Noven invoice itemizing the nature of charges incurred hereunder.
     3.7 Estimate of Costs. The parties acknowledge that the Costs of clinical testing and obtaining any necessary governmental regulatory approvals cannot be estimated. Without intending to be bound hereby or by the estimates for the same set forth in Exhibit A, Noven estimates that its Costs of clinical testing and obtaining an Abbreviated New Drug Application for Licensed Product in the United States will be approximately One Million (U.S. $ 1,000,000.00) United States Dollars and the Costs of additional clinical testing for regulatory filings in will  be  approximately an additional One Million (U.S.
$ 1,000,000.00) United States Dollars. Any costs exceeding the program of Exhibit A must be agreed to in writing by Rorer.

                               ARTICLE IV - GRANT

     4.1 License.
         (a) Noven hereby grants to Rorer, with the right to sublicense Rorer's Affiliates and Sublicensees subject to the provisions of Article 4.2 hereof, the exclusive right and license in the territory to use, sell, or otherwise dispose of Licensed Products under Noven's Patent Rights and Noven's
Technology; provided, however, Noven ond its Affiliates shall retain the non-exclusive right to use and sell licensed product in the United States and Canada. Said retained right to use and sell cannot be licensed by Noven to any third party, other than Noven or its Affillates. Noven's and its Affiliates retained right to use and sell in the United States and Canada shall cease, at Rorer's option, if there is a change of Control of Noven.
         (b) No right or license to make, use or sell under Noven's Technology or Noven's Patent Rights is granted herein except as provided herein and with reference to Licensed Product. No right of Rorer, its Affiliates or sublicensees to manufacture Licensed Product is granted except to the extent stated herein.

         (c) The term "exclusive" used here means that Noven shall not voluntarily grant a right to any third parties under Noven's Technology or Noven's Patent Rights and Rorer shall have the benefit of Article 5.8 hereof with respect to such grant.

     4.2 Sublicense. As part of the rights granted in Article 4.1, Rorer shall have the right throughout the Territory to grant sublicenses to Sublicensees, only with the prior written approval of Noven, which approval shall not be unreasonably withheld. Such written approval by Noven shall not be required for sublicenses to Rorer Affiliates. Any such Sublicensee shall agree to assume the duties of Rorer hereunder with respect to the Territory involved, provided, however, that such sublicense shall not release Rorer from any liability for performance under this License Agreement. Noven shall have no duty to approve any such sublicense until it receives a copy of the proposed sublicense agreement, from which Rorer shall have the right to delete the financial terms.


                              ARTICLE V - PAYMENTS

     5.1 Initial Payments. As consideration for the rights herein granted, Rorer shall pay to Noven the sum of payable as follows:

                   upon execution of this License Agreement;

                when Noven files an Abbreviated New Drug Application in the United States for a licensed Product;

                when Rorer files for health registration for a Licensed Product in one of the following countries:

                upon first health registration and any required price or insurance reimbursement approval for Licensed Product in one of the following countries: and upon approval for sale by the United States Food and Drug Administration of Licensed Product.


     5.2 Fee.
         (a) Rorer shall pay to Noven a fee of        of Rorer's, its
Affiliates and Sublicensees Net Sales, which fee shall include the compensation for supplying Licensed Product in Standard Packaging, subject to the provisions set forth in Article 5.2. Costs above the Standard Packaging
Cost shall be allocated                 to Rorer and                 to Noven.
         (b)  The  fee to  be  paid  hereunder  shall  be  no less than bulk bandage in Standard Packaging and no more than
                                                    per such unit ex Noven's
factory
        (c) After 1989, this minimum and maximum shall be adjusted annually pursuant to the "Consumer Price Index" published by the U.S. Department of Labor, Bureau of Labor Statistics, as the U.S. City Average, all items 1982-1984 = 100 (hereinafter referred to as the "Index"). The minimum and the maximum applicable during years subseguent to 1989 shall be determined by multiplying the minimums and maximums for 1989, by the fraction, the numerator of which shall be the Index for January of the year for which the computation is made, and the denominator of which shall be the Index for January 1989. Should the publication of said Index be discontinued by said Bureau of Labor Statistics, then such other indexes may be published by said Bureau most nearly approaching said discontinued Index shall be used in determining the adjustment hereunder. Should said Bureau discontinue the publication of any such index, then such indexes may be published by another United States governmental agency, as most nearly approximating the Index, shall govern and be substituted as the Index hereunder.
        (d) Notwithstanding the foregoing, if Noven's Cost of Licensed Product increases at a rate greater than the rate of increase of said Index, or if Rorer's weighted average gross margin computed excluding samples and sales at or below
cost for the product is reduced below                                   with
respect to any country in the Territory, then Rorer and Noven shall negotiate in good faith for a revised royalty with respect to the countries involved. In the absence of the parties being able to reach a mutually satisfactory agreement, Noven shall grant to Rorer a non-exclusive license to manufacture Licensed Product under Noven's Technology and Noven's Patent Rights in return for royalty of of Net Sales, in addition to other terms and
conditions as reasonably agreed between the parties. Such license shall only be for sales of Licensed Product in the countries which occasioned the negotiation.
        (e) The foregoing minimums and the maximums are based on an Estrogen
Transdermal Drug Delivery System containing a weighted average of         of
                        . To the extent a greater weighted average of
                          containing bandages is purchased in any calendar
quarter, then the minimums and maximums for such purchases for said calendar quarter shall be established by multiplying the price as set forth under Paragraph 5.2(b) and 5.2(c) above times a number, the numerator of which is the weighted average milligrams of in the units purchased and the denominator of which is

      5.3 Minimum Fee.
        (a) Rorer shall pay Noven a minimum fee per year beginning with the first calendar year after product registration in the following countries as follows:

                                 MINIMUM FEE
                 PER CALENDAR YEAR FROM PRODUCT REGISTRATION

                   (YEAR 1 - YEAR OF PRODUCT REGISTRATION)

                            (U.S $ in thousands)

     Year 1         Year 2         Year 3         Year 4           Year 5












        (b) For year 6 and subsequent years the minimum royalty shall be the same as for Year 5 multiplied by a number, the numerator of which is the total transdermal estrogen market in the country in question for which the calculation is made and the denominator of which is the total transdermal estrogen market in the country in question in Year 5.

        (c) To the extent there is a difference in any country at the end of each calendar year between any amount set forth in Article 5.3(a) in the amounts set forth in Article 5.2(a) above, Rorer shall pay the difference between the minimums and the amount actually pald within sixty (60) days of year end or this License Agreement will become non-exclusive in that country.
     5.4 Payments. The fee due hereunder shall be payable as follows: The miniumum price of Paragraph 5.2(a) and subject to the adjustments set forth in Paragraph 5.2(b) shall be due and payable within thirty (3O) days of Noven's invoice for such Licensed Product. The remainder of any payment due under
Article V hereof shall be due and payable within sixty (60) days of the end of each calendar quarter in which Rorer, Rorer's Affiliates or Rorer's Sublicensees received payment for such Licensed Product.
     5.5 Currency. Fees and royalties based on sales in a currency other than United States dollars shall be converted to U.S. dollars at the closing spot rate for the purchase of U.S. dollars on the last business date of the calendar quarter for which payments are being accounted as published by the Chase Manhattan Bank, New York.
     5.6 Records. Rorer, its Affiliates and Sublicensees shall keep accurate records in any way related to Licensed Product in accordance with generally accepted accounting practices uniformly applied. At Noven's request, such records shall be made available for examination by independent certified public accountants or auditors designated by Noven and approved by Rorer which approval shall not be unreasonably withheld.
     5.7 One Royalty. Only one royalty shall be paid on any Sale of Licensed Product, namely the sale by Rorer, its Affiliate or Sublicensee to an unrelated third party.
     5.8 Compulsory License. As an alternative, but not in addition to this License Agreement, Rorer shall have the benefit of the royalty provided for in any compulsory license but to the exclusion of the benefits or rights under this License Agreement for such country.


                              ARTICLE VI - SUPPLY

     6.1 Agreement to Supply. Noven shall use its best efforts to supply and Rorer shall purchase all of Rorer's, its Affiliates' and Sublicensees' requirements of Licensed Product from Noven according to the terms and conditions set forth in the Supply Agreement set forth in Exhibit D, which forms a part of this License Agreement; however, should Noven be unable to meet Rorer's requirements of Licensed Product of Rorer or by reason of force majeure is unable to import Licensed Product into a country and if the parties, after having consulted in good faith to resolve the matter, are unable to do so, Rorer's sole remedy for Noven's failure to supply shall be the right to a non-exclusive license to make or have made Licensed Product under Noven's Technology and Noven's Patent Rights under all other terms and conditions of this Agreement in return for a royalty for a
royalty of                                              of Net Sales.

                            ARTICLE VII - PATENTS

     7.1 Noven Inventions. On all inventions conceived or made under and during the scope of the Clinical and Product Development Program for which Noven (through its employees and consultants) is the sole inventor, Noven shall obtain at its own expense and own any patents in the countries requested by Rorer and these inventions shall become a part of Noven's Patent Rights. Rorer shall decide unilaterally in which countries Rorer wishes patent protection and Noven shall, at Noven's expense, file patent applications in such countries in the name of Noven, and Noven shall have all right, title and interest subject to the other provisions of this Agreement. Except for the United States and Canada, Rorer shall have the duty to pay all costs and fees for such filings in any and all said countries for so long as Rorer is not selling Licensed Product in such country or is not paying the minimum royalties with respect to such countries.
     7.2 Joint Inventions. On all inventions conceived or made under and during the scope of the Clinical and Product Development Program which are joint inventions of an employee(s) or consultants of Noven and an employee(s) or consultants of Rorer, or an Affiliate of Rorer, the parties to this Agreement shall have joint ownership of any patent applications and patents obtained thereon, and Rorer shall pay all costs and expenses of obtaining and maintaining such patent rights, provided, however, that one-half (1/2) of all such expenses in a country payable by Rorer shall be a credit against one-half (l/2) of any royalties otherwise due Noven in such country. Rorer shall have the sole right to decide in which countries Rorer wishes patent protection on an invention developed hereunder. Rorer shall keep Noven fully and promptly informed with respect to the countries in which Rorer elects to obtain patent protection, and Noven may, at its own espense, apply for and obtain patent protection in any country in which Rorer does not elect to obtain such patent protection.

                 ARTICLE VIII - CONFIDENTIALITY OBLIGATIONS

     8.1 Confidentiality. Except to the extent that any of the data, information or know-how developed by either party, including but not limited to Noven's Technology, is in the public domain at the time of disclosure or subsequently enters the public domain without fault on the part of a party hereto, each party shall hold all such data, information, or know-how received from the other prior to or during the term of this License Agreement in confidence and shall not disclose it to any other entities during the term of this License Agreement or thereafter without the other party's permission in writing. Such permission shall not be withheld (a) to the extent disclosure is required by legal process to which process the generating party is permitted to object or (b) to information required to be submitted to governmental authorities in order to obtain any necessary health registration or price reimbursement. Such permission shall not be unreasonably withheld as to other information reasonably required for obtaining health registration or insurance reimbursement approval or in marketing Licensed Product. Notwithstanding the foregoing, Rorer shall have the riqht to use and disclose after the year 2010 Noven's Technology existing on the date of signing of this License Agreement or twenty (20) years after its disclosure as to data generated after the execution of this Agreement, if this Agreement expires by its normal terms, as set forth under paragraph 9.1 below.

                      ARTICLE IX - TERM AND TERMINATION

     9.1 Term. The term of this License Agreement shall be for the last to expire of Noven's Patent Rights on a country-by-country basis. In countries where Noven has no Patent Rights, the term of this License Agreement shall be for ten (10) years and shall automatically be renewed for a five (5) year term.

     9.2 Termination
        (a) If either Rorer or Noven should fail to discharge fully and promptly any of its obligations under this License Agreement, including but not limited to the Supply Agreement, attached as Exhibit D, including the obligation to make payments, and should such party failing to discharge any of its obligations fail to rectify such failure within ten (10) to make payments or within sixty (60) days for other failures after notice in writing thereof by the other party, this Agreement can thereupon be terminated at the other party's option upon receipt of notice to that effect.
        (b) Any one party hereto shall have the right to terminate this License Agreement with immediate effect in the event of any proceeding under a Bankruptcy Act or any insolvency, receivership or dissolution proceeding directed against the other party.
        (c) Noven shall have the right to terminate this Agreement at any time upon thirty (30) days' notice in the event that Rorer or any Rorer Affiliate or Sublicensee or any entity to whom Rorer sells its ethical pharmaceutical business markets, sells or distributes any Estrogen Transdermal Drug Delivery System other than Licensed Product.
        (d) Upon termination, all information and data, relating to Licensed Product including but not limited to Noven's Technology, and information obtained from, incorporating or based on Noven's Technology shall be returned to Noven. Rorer, its Affiliates and Sublicensees shall make no further use of the same. The foregoing shall not apply to information solely generated by Rorer, if termination is by

Rorer for cause of Noven or by expiration of the term specified in Article 9.1

                          ARTICLE X - NOVEN WARRANTIES

     10.1 Ownership. Noven represents and warrants that it has developed Noven's Technology and it owns the entire right, title and interest in the patent and patent applications now set forth in Exhibit B.
     10.2 Riqht to Enter Aqreement. Noven warrants that it has the right to enter into this License Agreement, and that there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written, oral or implied, inconsistent with this License Agreement.
     10.3 Product Warranty. Noven represents and warrants that Licensed Product in the form delivered to Rorer shall conform to specifications for any such product and approved in any United States Abbreviated New Drug Application pertaining thereto including composition, purity, appearance and stability and shall be capable of maintaining such until any expiration date for such Licensed Product; and shall not be misbranded in violation of Sections 501, 502 and 505 of the Federal Food, Drug and Cosmetic Act, as amended from time to time.
     10.4 Foreiqn Product Warranty. Noven will use its best efforts to comply with manufacturing specifications of foreign countries of which Rorer has given Noven notice, provided that Rorer pays all Cost of such compliance.

     10.5 Patent Infringement Warranty. Noven represents and warrants that it has no present knowledge of any patent, the claims of which cover Licensed Product.
     10.6 Limitation On Damages. In the event of any breach of any representation and warranty of Noven under this Article X damages shall be limited to actual damages and shall not exceed the royalty payable to Noven hereunder in any calendar year or, in the case of the warranty against patent infringement, shall not exceed fifty (50%) percent of the royalties paid to Noven in any such calendar year for the country in question.

                           ARTICLE XI - ARBITRATION

     11.1 Arbitration. Any claim or controversy arising between the parties hereto in connection with this License Agreement or the breach thereof which cannot be settled satisfactorily by correspondence or by mutual conference shall be determined by arbitration in New York, New York, by three arbitrators in accordance with the then prevailing rules of the American Arbitration Association upon the request by either party. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.
     11.2 Notification of Breach. In the event one party notifies the other party of a breach of this License Agreement, and such breach is not cured within the applicable notice period, such other party shall have the right within said sixty (60) day period to bring such dispute to arbitration.


                         ARTICLE XII - MISCELLANEOUS

        12.1 Relationship of Parties. The parties hereto have the relationship of independent contractors, and neither party shall enter into any agreements, understandings or commitments on behalf of the other party without the other party's express permission in writing.

        12.2 Inspection of Facilities. At any time during the term of this License Agreement and any extension thereof, Rorer may from time to time during normal working hours have employees of its choosing visit and inspect the facilities of Noven, and may discuss with Noven employees the progress of projects under development by Noven.

        12.3 Entire Agreement. This License Agreement represents the entire understanding between the parties and supersedes any and all previous understandings, both oral and written, with respect to the subject matter hereof. The terms, conditions and provisions of this License Agreement shall prevail over any inconsistent statements, terms, conditions or provisions contained in any document passing between the parties hereto including, but not limited to, any acknowledgment, confirmation or notice. This License Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing designated as an amendment, supplement or modification which is signed by both parties hereto.

        12.4 Force Majeure. If the performance of this License Agreement or any obligation reasonably related thereto is prevented or hindered, by reason of any cause beyond the control of the affected party, including but not limited to, fire, flood, riot, strikes or any governmental action, then the party so affected, upon notice to the other party, shall be excused from such performance, provided that the party so affected shall use its best efforts to avoid or remove such cause or causes of non-performance and shall continue to perform thereunder with the utmost dispatch whenever such cause or causes are removed. If, as a result of any such action, the performance of this Agreement is prevented for a continuous period of one hundred eighty (180) days, either party shall have the right to terminate this agreement as to the country or countries involved by providing the other party with written notice of termination.

        12.5 Severability. If any provision of this License Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner effect or render invalid or unenforceable any other severable provision of this License Agreement, and this License Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

        12.6 Assignment. This License Agreement shall inure to the benefit of the parties and to the successors and assigns of that part of the business of Rorer to which the subject matter of this License Agreement is related. This License Agreement, or any rights thereunder, shall not otherwise be sold, assigned, transferred or encumbered by either party without first obtaining the consent of the other party in writing.

        12.7 Governing Law. This License Agreement shall be interpreted in accordance with and governed by the laws of the State of New York, without references to the conflict of law rules. Both parties forever waive any New York law cannot be validly applied to this Agreement and that an agreement to use "best efforts" is unenforceable under New York law.

        12.8 Notices. Any notice or report required or permitted hereunder shall be given in writing, hand delivered or by registered or certified mail, to the following addresses:

                        (1)  Noven Pharmaceuticals, Inc.
                             13300 S.W. 128th Street
                             Miami, Florida 33186
                             Attention: President

With a copy to:              Sybil Meloy, Esq.
                             Ruden, Barnett, McClosky, Smith,
                             Schuster & Russell, P.A.
                             701 Brickell Avenue
                             Miami, Florida  33131

                        (2)  Rorer Group Inc.
                             500 Virginia Drive
                             Fort Washington, Pennsylvania   19034
                             Attention: President

With a copy to:              Ernest Lipscomb, III, Esq.
                             Patent Counsel
                             Rorer Group Inc.
                             500 Virginia Drive
                             Fort Washington, Pennsylvania   19034


or to such other address or in care of such other person as hereafter shall be designated in writing by either party to the other, and shall be deemed to have been given as of the date of mailing.

        12.9 Counterparts. This License Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate and their seals to be hereunto affixed as of the day and year first written above.

                                      RORER GROUP INC.

                                      By:
                                         --------------------------------
                                      Title:
                                            -----------------------------
                                      Date:
                                            -----------------------------

                                      NOVEN PHARMACEUTICALS, INC.

                                      By: /s/ Steven Sablotsky
                                          -------------------------------
                                      Title: President
                                            -----------------------------

                                      Date:  4-27-89
                                            -----------------------------

                        (2)  Rorer Group Inc
                             500 Virginia Drive
                             Fort Washington, Pennsylvania  19034
                             Attention:  President

            With a copy to:  Ernest Lipscomb III, Esq.
                             Patent Counsel
                             Rorer Group Inc
                             500 Virginia Drive
                             Fort Washington, Pennsylvania  19034

or to such other address or in care of such other person as hereafter shall be designated in writing by either party to the other, and shall be deemed to have been given as of the date of mailing.

        12.9 Counterparts. This License Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate and their seals to be hereunto affixed as of the day and year first written above.

                                      RORER GROUP INC.
                                      By: /s/
                                          ------------------------------
                                      Title: Senior V.P.-Finance and CFO
                                            ----------------------------
                                      Date:  April 27, 1989
                                           -----------------------------

                                      NOVEN PHARMACEUTICALS, INC.

                                      By:
                                         -------------------------------
                                      Title:
                                            ----------------------------
                                      Date:
                                           -----------------------------

                                  EXHIBIT A


                   CLINICAL AND PRODUCT DEVELOPMENT PROGRAM


================================================================================

ESTRADIOL TRANSDERMAL                                                 COST EST.
                                                                          $
ACTIVITY                                                              1 MILLION

                                   EXHIBIT B


                            NOVEN'S PATENT RIGHTS

                                  EXHIBIT C


TRANSDERMAL ESTROGEN SKIN PATCH PRODUCT SPECIFICATIONS


     An estrogen in a
                                                         in a
     form suitable for application to and delivery through the skin meeting the specifications now employed by Noven and any such amended or revised specifications, as set forth in the approved new drug application for such product by Federal Food and Drug application.

                                  EXHIBIT D


                               SUPPLY AGREEMENT

        This Agreement, made this 27th day of April, 1989, by and between RORER GROUP INC , a Pennsylvania corporation, having a place of business at 500 Virginia Drive, Fort Washington, Pennsylvania 19034 (hereinafter "Rorer"), and NOVEN PHARMACEUTICALS, INC , a Delaware corporation, having a place of business at 13300 S.W. 128th Street, Miami, Florida 33186 (hereinafter "Noven").


                          W  I  T  N  E  S  S  E  T  H

        WHEREAS, Noven has licensed Rorer the right to market an estrogen drug delivery system, specifications of which are attached to said License Agreement as Exhibit C (herein "Licensed Product");

        WHEREAS, RORER desires to purchase all of its requirements of the Licensed Product from Noven; and

        WHEREAS, Noven desires to supply Rorer with all of its requirements of the Licensed Product.

        NOW, THEREFORE, it is mutualIy agreed between the parties hereto as follows:

                           ARTICLE I - DEFINITIONS

        1.01 In General. All terms used in this Supply Agreement shall have the same definition as in the License Agreement entered into by the parties hereto concurrently with the execution of this Supply Agreement.


                             ARTICLE II - SUPPLY

        2.01 Agreement to Supply.

             (a) Noven shall use its best efforts to supply and Rorer shall purchase, in Standard Packaging, all of Rorer's, its Affiliates' and its Sublicensees' requirements for the Licensed Product subject to the terms and limitations herein contained.

             (b)  Licensed Product shall meet the following specifications:

             A laminate with a colorless plastic backing juxtaposed to a where the
                                               in a form suitable for delivery
through the skin.  The               adhesive has a
            contained in a heat sealed. The units will be available in the following dosages:

        2.02 Price. The price to be paid by Rorer to Noven for the Licensed Product which Rorer purchases from Noven pursuant to this Supply Agreement, is set forth in Article 5.2 of the License Agreement.

        2.03 Payment. Payment for each delivery of Licensed Product shall be made in accordance with the provisions of Article 5.2 of the License Agreement.

        2.04 Price Increases. The minimum and maximum initial payment for Licensed Product shall be increased as set forth in Article 5.2 of the License Agreement.

        2.05 Records of Costs. Noven shall keep accurate accounting records for the calculation of Noven's Cost of Licensed Product supplied Rorer Licensed Product.

        2.06 Manufacturing Standards.

             (a) The Licensed Product supplied by Noven hereunder shall be manufactured, assayed, and packaged in accordance with Good Manufacturing Practices ("GMP") as such term is defined under the United States Federal Food, Drug and Cosmetic Act of 1938, as amended from time to time, and regulations and guidelines promulgated pursuant thereto and in an establishment licensed for such purpose by the United States Food & Drug Administration or any successor agency of the United States government, and shall fully conform with the specifications attached to the License Agreement as Exhibit C and with all United States governmental requirements in effect at the time of shipment. Furthermore, the Licensed Product supplied by Noven for sale in countries other than the United States shall conform with the standards of that country and shall be manufactured in a facility approved for that purpose by the proper authorities of each country to the extent Rorer specifically notifies Noven of the same and pays the cost of any changes in specifications or manufacturing practices required.

             (b) Rorer shall provide a rolling forecast of needs on a calendar quarter year in advance of such forecasted need, which forecast shall be updated on a calendar quarter basis. Rorer shall be required to purchase ninety (90%) percent of such forecast made six (6) months in advance of the specified delivery date and Noven shall have no duty to deliver units in excess of one hundred ten (110%) percent of such forecast, in addition to and independent of the limits based on Rorer's Moving Average.

             (c) Noven shall deliver to Rorer with each shipment of the Licensed Product a certificate of analysis for each lot of Licensed Product.

        2.07 Forecasts and Orders. Rorer orders for the Licensed Product shall indicate the quantity to be delivered and specific delivery dates on a monthly basis and shall be sent to Noven at least 120 days prior to the earliest specified delivery date. Rorer shall attempt to minimize fluctuations in the amounts of such orders to the extent feasible Rorer's orders shall not call for delivery of more than ten thousand (10,000) units in any calendar month during the first year of marketing in any country under this agreement. Thereafter, any order for delivery in any month of more than one hundred twenty (120%) percent of Rorer's Moving Average (as hereinafter defined) shall be sent to Noven at least six (6) months prior to the earliest specified delivery date, but no such order shall call for delivery of more than one hundred fifty (150%) percent of said Rorer's Moving Average. If Rorer's requirements exceed the limitations set forth above, the parties shall consult in good faith regarding the best way in which to fulfill them.

        2.08 Movinq Average.   "Rorer's Moving Average" as used herein shall
mean the average monthly number of patches ordered by Rorer during the six (6) month period immediately preceding the date of the order being considered.

           ARTICLE III - REPRESENTATIONS, WARRANTIES AND INDEMNITY

        3.01 Ownership. Noven represents and warrants that it has developed Noven's Technology and it owns the entire right, title and interest in the patent applications now set forth in Exhibit B.

        3.02 Right to Enter Agreement. Noven warrants that it has the right to enter into this Supply Agreement, and that there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written, oral or implied, inconsistent with this Supply Agreement.

        3.03 Product Indemnity. Noven represents and warrants that Licensed Product in the form delivered to Rorer shall conform to specifications for any such product and proved in any United States abbreviated New Drug Application pertaining thereto including composition, purity, appearance and stability and shall be capable of maintaining such until any expiration date for such Licensed Product; and Noven represents and warrants that it will use its best efforts comply with all rules and regulations, including all current Good Manufacturing Practices, as that term is defined by the United States Food and Drug Administration, applicable to the manufacture, filling, labeling, packaging, storage and shipment of Licensed Product which are in force or hereafter adopted by the United States Food and Drug Administration or any successor agency thereto or any agency Oe the state within the Territory and shall not be misbranded in violation of Sections 501, 502 and 505 of the Federal Food, Drug and Cosmetic Act, as amended from time to time.

        3.04 Foreign Product Warranty.   Noven will use its best efforts to
comply with manufacturing specifications of foreign countries of which Rorer has given Noven specific notice, provided that Rorer pays all Cost of such compliance.

        3.05 No Other Warranties.   Except as stated above, Noven makes no other
warranties or indemnities, express or implied, with respect to Noven's Technology, Noven's Patent Rights or Licensed Product.

        3.06 Limitation On Damages. In the event of any breach of any representation and warranty of Noven under this Article III damages shall be limited to actual damages and shall not exceed the royalty payable to Noven under the License Agreement in any calendar year except in the case of the warranty against patent infringement, which shall not exceed fifty (50%) percent of the royalties paid to Noven in any such calendar year for such country.


                        ARTICLE IV - CONFIDENTIALITY

        4.01 Confidentiality.   Except to the extent that any of the data,
information or know-how developed by either party, including but not limited to Noven's Technology, is in the public domain at the time of disclosure or subsequently enters the public domain without fault on the part of a party hereto, each party shall hold all such data, information, or know-how received from the other prior to or during the term of this License Agreement in confidence and shall not disclose it to any other entities during the term of this License Agreement or thereafter without the other party's permission in writing. Such permission shall not be withheld (a) to the extent disclosure is required by legal process to which process the generating party is permitted to object or
(b) to information required to be submitted to governmental authorities in order to obtain any necessary health registration or price reimbursement. Such permission shall not be unreasonably withheld as to other information reasonably required for obtaining health registration or insurance reimbursement approval or in marketing Licensed Product. Notwithstanding the foregoing, Rorer shall have the right to use and disclose after the year 2010 Noven's Technology existing on the date of signing of this License Agreement or twenty (20) years after its disclosure as to data generated after the execution of this Agreement, if this Agreement expires by its normal forms, as set forth under paragraph 9.1 below.


                          ARTICLE V - PRODUCT RECALL

        5.01 Recall. If an authorized government agency of the United or any country or territory based on requirements specifically notified to Noven by Rorer thereof shall seize any Licensed Product or if Rorer deems it necessary to initiate a voiuntary recall of any Licensed Product for any reason, Rorer shall immediately notify Noven of such seizure or recall and shall consult with Noven regarding the timely compliance with all pertinent state or federal regulations pertaining thereto. Furthermore, Rorer shall make a permanent record of all costs incurred thereby, a copy of which shall be delivered to Noven as soon after the completion of such recall or seizure as practically may be done. When the reason of said recall or seizure resides in the negligent failure of Noven to manufacture Licensed Product in accordance with its specifications, compendium requirements, or government rules and regulations, or in the failure of Licensed Product to maintain stability for the period described in the product labeling, Noven shall reimburse Rorer for all reasonable costs incurred by Rorer in effecting such recall or seizure, including all reasonable credits extended to Rorer's customers as a result thereof. When the cause or reason of said recall or seizure directly resides in the failure of Rorer to properly store, transport or care for Licensed Product while Licensed Product was in Rorer's possession, Rorer shall bear all costs of such recall or seizure and indemnity Noven therefrom.


                      ARTICLE VI - TERM AND TERMINATION

        6.01 Term. The term of this Supply Agreement shall be the same as the term set forth in Paragraph 9.1 of the License Agreement, unless earlier terminated in accordance with Paragraph 6.02 of this Supply Agreement.

        6.02 Termination. Each party shall have the right to terminate this Supply Agreement at any time on ninety (90) days' written notice that the other party is in default and the reasons therefore, and if such other party fails to cure such default within such period, this Supply Agreement shall terminate upon the date set in such notice; provided, however, that if this Supply Agreement is terminated (i) Rorer shall have the right to sell all Licensed Product then in its inventory, and (ii) in the event such termination is through no fault of Rorer, if Rorer so elects; it shall have the right to receive from Noven, and to se11, all of Rorer's orders for Licensed Product accepted by Noven prior to such notice of default. The provisions of this Supply Agreement shall apply to all such orders notwithstanding its termination.

        6.03 Force Majeure. If the performance of this Supply Agreement or any obligation hereunder is prevented or hindered, by reason of any cause beyond control of the affected party, including, but not limited to, fire, flood, riot, strikes or any governmental action, the party so affected, upon immediate notice to the other party, shall be excused from such performance, provided that the party so affected shall use its best efforts to avoid or remove such cause or causes of non-performance and shall continue to perform hereunder with the utmost dispatch whenever such cause or causes are removed. If as a result of any governmental action, the performance of this Supply Agreement or any obligation hereunder is prevented for a continuous period of one hundred eighty (180) days, either party shall have the right to terminate this Agreement by providing the other party with written notice of termination.


                             ARTICLE VII - NOTICE

        7.01 Notices. Any notice or report required or permitted hereunder shall be given in writing, by registered or certified mail, to the following addresses:

                        (1)  Noven Pharmaceuticals, Inc.
                             13000 S.W. 128th Street
                             Miami, Florida  33186
                             Attention:  President

     With a copy to:         Sybil Meloy, Esq.
                             Ruden, Barnett, McClosky, Smith,
                             Schuster &  Russell, P.A.
                             701 Brickell Avenue
                             Miami , Florida 33131

                        (2)  Rorer Group Inc.
                             500 Virginia Drive
                             Fort Washington, Pennsylvania 19034
                             Attention: President

     With a copy to:         Ernest Lipscomb, Esq.
                             Patent Counsel
                             Rorer Group Inc.
                             500 Virginia Drive
                             Fort Washington, Pennsylvania  19034

or to such other address or in care of such other person as hereafter shall be designated in writing by either party to the other, and shall be deemed to have been given as of the date of mailing.

                         ARTICLE VIII - MISCELLANEOUS

        8.01 Relationship of Parties. The parties hereto have the relationship of independent contractors, and neither party shall enter into any agreements, understandings or commitments on behalf of the other party without the other party's express permission in writing.

        8.02 Entire Agreement. This Supply Agreement and the License Agreement and Exhibits attached thereto which this Supply Agreement forms a part thereof, represent the entire understanding between the parties and supersedes any and all previous understandings, both oral and written, with respect to the subject matter hereof. This Supply Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing designated as an amendment, supplement or modification which is signed by both parties hereto.

        8.03 Severability. If any provision of this Supply Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner effect or render invalid or unenforceable any other severable provision of this Supply Agreement, and this Supply Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

        8.04 Arbitration. Any dispute arising from or relating to this Supply Agreement shall be finally and bindingly settled by arbitration in accordance with the then obtaining rules of the American Arbitration Association by one or more arbitrators designated in conformity with those rules at a site mutually agreed upon by the parties, or, if there is no such agreement, then in New York, New York, and judgment upon any award thereunder may be entered in any court having jurisdiction thereof.

        8.05 Assiqnment. This Supply Agreement shall inure to the benefit of the parties and to the successors and assigns of that part of the business of Rorer to which the subject matter of this Supply Agreement is related. This Supply Agreement, or any rights thereunder, shall not otherwise be sold, assigned, transferred or encumbered by either party without first obtaining the consent of other other party in writing.

        8.06 Governinq Law. This Supply Agreement shall be construed, and the respective rights of the parties hereto determined, according to the substantive laws of the State of New York, without reference to the conflict of law rules.

        lN WITNESS WHEREOF, the parties hereto have caused this Supply Agreement to be executed by their duly authorized officers upon the date above written.


ATTEST:                               NOVEN PHARMACEUTICALS, INC.

/s/ Graciela Lopez
---------------------------------     By: /s/ Steven Sablotsky
                                          -------------------------------
                                      Title: President
                                            -----------------------------
                                      Date: 4-27-89
                                            -----------------------------


                     (SIGNATURES CONTINUED ON NEXT PAGE)

                           (SIGNATURES CONTINUED)


ATTEST:                                RORER GROUP INC.

/s/ Ernest B. Lipscomb
-----------------------------
Ernest B. Lipscomb                     By: /s/
                                           -----------------------------

                                       Title: Senior V.P.-Finance and CFO
                                              ---------------------------
                                       Date:  April 27, 1989
                                              ---------------------------

                        AMENDMENT TO LICENSE AGREEMENT

        This amends the License Agreement of April 27, 1989 between Noven Pharmaceuticals, Inc. (Noven) and Rorer Group Inc. (Rorer).

        WHEREAS, Noven and Rorer entered into a license agreement covering the development, marketing, supply and sale of Licensed Product, as that term is defined in the License Agreement of April 27, 1989 (the License Agreeement);

        WHEREAS, the License Agreement covered all countries and territories worldwide, except Japan;

        WHEREAS, Rorer is willing to surrender its U.S. and Canadian rights to the Licensed Products under the circumstances described below; and

        WHEREAS, Rorer and Noven intend to continue their collaboration on the Licensed Products outside the United States and Canada;

        NOW, THEREFORE, intending to be legally bound, Noven and Rorer hereby amend the License Agreement as follows:

I.    Surrender of U.S. and Canadian License Rights

        Rorer hereby surrenders and grants back to Noven all license rights covered by Article IV of the License Agreement with respect to the United States and Canada. The foregoing grant back and surrender of license rights applies only to the U.S. and Canada, and not to any other area of the Territory, as that term is defined in the License Agreement.

II. Rorer Relieved of Obligation to Fund the U.S. Clinical and Product Development Program

        Rorer shall be excused and released from funding any work conducted after March 31, 1990 on the U.S. and Canadian Clinical and Product Development Program, as that term is defined in the License Agreement.

III. Contingent Reimbursement of Rorer of its Prior U.S. and Canadian Clinical and Product Development Program Costs

        Noven shall reimburse Rorer the approximately in costs paid to third-parties in connection with clinical trials 1001, 1002 and 1005 for the U.S. and Canadian Clinical and Product Development Program, if that program's studies are used by Noven for any purpose and are not used by Rorer to secure regulatory approval outside the U.S. or Canada and provided that Noven either commercializes the Licensed Product in the U.S. or Canada or receives payments from a third party in return for the U.S. or Canadian rights to the Licensed

Product. In the latter event, if Noven receives a lump sum payment from a third party in return for such rights, Noven shall immediately reimburse Rorer the entire amount required under this section, up to the amount of the lump sum payment(s). Any remaining balance -- or in the event no lump sum payment is received from a third party, the entire amount to be reimbursed -- shall be paid by Noven commencing on commercialization of the Licensed Product. In such event, percent of the operating profit Noven makes on the Licensed Product in each calendar quarter -- whether such profit is derived from sales, royalties, manufacturing or any other source -- shall be paid over to Rorer within thirty days of the end of that calendar quarter, until Rorer has been fully reimbursed as required by this section.

IV. Contingent Reimbursement Of Rorer Of One Half Of The Payment Made To Noven On Execution Of License Agreement

         If Noven commercializes the Licensed Product in the United States or Canada, or enters into an agreement with a third party covering the U.S. or Canadian rights to the Licensed Product, Noven shall reimburse Rorer
                dollars, an amount that represents              the payment
Rorer made to Noven on execution of the License Agreement. Such reimbursement will be made immediately, to the extent of any lump sum payments Noven receives from a third-party for the U.S. or Canadian rights to the Licensed Product.
If such lump sum payments from third-parties in the aggregate are less than
            , then Noven shall pay Rorer within thirty days of the close of each calendar quarter following U.S. or Canadian commercialization, percent of the operating profit Noven makes in that quarter from the Licensed Product -- whether such profit is derived from sales, royalties, manufacturing or any other source -- until Rorer has been reimbursed the full payment.

V. Previous U.S. ANDA Milestone Payment To Be Applied Against Future International Milestone Payments

         The                   previously paid by Rorer to Noven as an advance
payment in anticipation that Noven would shortly file a completed U.S. ANDA will be applied and credited against the remaining International milestone payments specified in Article 5.1 of the License Agreement.

VI.      Notices, Records and Audit Rights

         Noven shall immediately notify Rorer, if Noven either commercializes the Licensed Product in the U.S. or Canada or enters into an agreement with a third-party covering the rights thereto in those countries. All reimbursement payments required by Sections III and IV hereof shall be accompanied by a statement in reasonable detail, permitting Rorer to ascertain whether the amount of the payment is correct. On reasonable notice and at reasonable times, Rorer, not more than twice a year, shall have the right to audit relevant books and records of Noven to ensure that Noven is not in breach of its obligations to make the aforesaid reimbursement payments.

VII. Release Of Rorer From Further U.S. and Canadian Obligations Relating To The Licensed Product

         Noven hereby releases Rorer from any and all further obligations, whether contractual or otherwise, relating to the development, sale, distribution, manufacture or any other aspect of the Licensed Products in the U.S. or Canada.

VIII.    Reciprocal Rights To Exploit Data

         Rorer shall have the unrestricted right to use any data derived from any existing or future study on the Licensed Product, whether conducted by Rorer, Noven or a third party, in any country or area of the Territory other than the United States and Canada. Noven shall similarly have the unrestricted right to use any such data, but only in the United States, Canada and Japan.

IX.      Ceiling On International Clinical And Product Development Program

         Notwithstanding any provision or term of the License Agreement, Noven shall charge Rorer no more than the following monthly sums for all work performed, and all Licensed Product furnished, by Noven in 1990 in connection with the International Product Development Program for the Licensed Products (the "Ceiling Sums").

                 Month                                Ceiling Sum in $000s
                 April
                 May
                 June
                 July
                 August
                 September
                 October
                 November
                 December
                      Total

The foregoing Ceiling Sums, which shall cover all direct and indirect costs including overhead and legal fees, may not be exceeded without the express written consent of Rorer. Noven shall provide all services specified in a letter from R. Haslan to R. Lucking dated 3/21/90, a copy of which is attached as Exhibit A. Noven will forward to Keith Salenger and Robin Norris invoices covering actual monthly expenses up to the Ceiling Sums.

X.       Effect Of Amendment On License Agreement

         Except as provided in this amendment, all other terms and provisions of the License Agreement shall remain in full force and effect.

NOVEN PHARMACEUTICALS INC.                    RORER GROUP INC.



BY: /s/ Steven Sablotsky                      BY:  /s/
   ---------------------------                    -----------------------------

DATE:   5-10-90                               DATE:   6/22/90
     -------------------------                     ----------------------------